Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

TRANSGLOBAL MANAGEMENT GROUP, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock ($0.0001 par value)	(1)	Other	2,446,656	$0.08	$195,732.00	0.0001381	$27.03

Total Offering Amounts:							$195,732.00		27.03
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$27.03

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Offering Note(s)

(1)	Represents 2,446,656 shares of common stock that may be issued to the Selling Stockholder pursuant to the Standby Equity Commitment Agreement.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the closing price of the Company’s common stock of $0.0800 per share on March 2, 2026. The Standby Equity Commitment Agreement provides for the potential sale of up to $5,000,000 of common stock; however, this registration statement registers only 2,446,656 shares, representing approximately $195,732.48. Additional shares that the Company may elect to sell under the Standby Equity Commitment Agreement will require the filing and effectiveness of an additional registration statement.